Exhibit 10.14

AGREEMENT

In consideration of her employment by INNOCOLL, INC. (“Company”) and the compensation and benefits outlined below, and intending to be legally bound, DENISE P. CARTER (“Executive”) agrees as follows:

1.	Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

1.1	An “Affiliate” of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person including without limitation any direct or indirect Subsidiary of such Person.

1.2	“Company’s Business” means:

(a)	the business of development and commercialization of products based on the company’s proprietary collagen based drug delivery technologies, including without limitation products that are administered by implantation, topically, bucally, orally or intra-ocularly; and

(b)	any other business conducted during the Restrictive Period by Company or any Affiliate of Company in which Executive has been involved while an employee of Company or any such Affiliate.

For the avoidance of doubt, Executive agrees that the phrase “Person engaged in competition with Company’s Business” as used in Section 5 hereof includes, without limitation, the companies listed on Exhibit “A” to this Agreement and all of their Affiliates.

1.3	“Exit Date” means the date on which Executive ceases to be employed by Company or any of its Affiliates.

1.4	“Person” means an individual, a company, a corporation, a partnership, an association, a trust or other entity or organization.

1.5	“Restrictive Period” means the period of time that commences on the date of this Agreement and ends three hundred sixty-five (365) days following the Exit Date.

1.6	“Subsidiary” means any corporation of which Company owns or controls directly, or indirectly through one (1) or more Affiliates or other Subsidiaries, more than fifty percent (50%) of the combined voting power of all of the issued and outstanding shares of capital stock of such corporation and includes, without limitation, Syntacoll (Pty) Ltd. (a South African corporation), Syntacoll, A.G. (a Swiss corporation), and Innocoll GmbH (a German corporation).

2.	No Prior Agreement. Executive represents to Company that she is not currently subject to, and shall not hereafter become subject to, any employment agreement, confidentiality agreement, non-competition agreement, non-disclosure agreement or any other agreement, covenant, understanding or restriction which would prohibit Executive from fully observing and performing her duties and responsibilities to Company or would otherwise in any manner, directly or indirectly, limit or affect the duties and responsibilities which may now or in the future be assigned to Executive by Company.

3.	Employment. Company employs Executive and Executive accepts such employment in accordance with the terms of this Agreement including without limitation:

3.1	Executive shall serve as Vice President, Business Development of Company and shall perform all duties and accept all responsibilities assigned to her by Company’s President and Chief Executive Officer (“CEO”) or by its Board of Directors (“Board”).

3.2	For all services rendered by Executive hereunder, Company shall pay Executive annual base compensation (“Base Salary”) in the amount of Two Hundred Thousand and 00/100 Dollars ($200,000.00) payable in installments at such time as Company customarily pays its other employees and shall provide Executive with such retirement, profit sharing, group insurance and other fringe benefits (“Benefits”) as Company in its sole discretion provides from time to time for other executives of Company generally.

3.3	Executive shall be entitled to a monthly automobile allowance after all federal and state taxes to be paid by Executive of Seven Hundred Fifty and 00/100 Dollars ($750.00) per month.

3.4	Annually throughout the employment relationship, the Board shall establish annual corporate goals and objectives (“Annual Corporate Goals”) and annual individual goals and objectives (“Annual Individual Goals”) applicable to Executive for the then current calendar year which shall be embodied in resolutions duly adopted by the Board. In the event that Company shall fully achieve all of the Annual Corporate Goals and Executive shall fully achieve all of her Annual Individual Goals applicable to any calendar year, Executive shall be entitled to a performance bonus (“Performance Bonus”) in an amount determined by the Board, provided however that in no event shall the Performance Bonus be less than thirty percent (30%) nor more than sixty percent (60%) of Executive’s Base Salary applicable as of December 31 of such calendar year. Such Performance Bonus shall be payable at such time and in such manner during the one hundred twenty (120) day period immediately following December 31 of such calendar year as the Board shall determine in its sole discretion.

3.5	In the event that on or before December 31, 2003, Executive shall have secured and closed on equity funding (“Equity Funding”) from sources other than Existing Shareholders (as hereinafter defined), in conjunction with a strategic funding plan which shall hereafter be adopted by the Board, Executive’s annual Base Salary shall be immediately increased to an annual rate of Two Hundred Twenty Thousand and 00/100 Dollars ($220,000.00) and thereafter Executive’s performance review date shall be changed to the date Executive’s Base Salary was so increased.

For purposes of this Agreement, “Existing Shareholders” shall mean any shareholder of record of Company as of the date of this Agreement, any general or limited partner of any shareholder of record of Company as of the date of this Agreement (each such partner being hereinafter referred to as “Partner”), any member of the immediate family of any such Partner, including any parent, child, grandchild, spouse or sibling thereof, or any spouse of the foregoing, any association, company, corporation, estate, individual, limited liability company, limited liability partnership, limited partnership, family limited partnership, general partnership, person, trust or other entity of any nature directly or indirectly owned or controlled by any Existing Shareholder or Partner or in which any Existing Shareholder or Partner has any material interest.

3.6	Executive shall be entitled to such stock options as the Board shall from time to time determine in its sole discretion.

4.	No Solicitation/Hire. During the Restrictive Period, Executive shall not, either directly or indirectly, employ or solicit the employment of any Person or engage, solicit the engagement as a consultant of any Person, who is employed by Company or any of its Affiliates on a full or part-time basis at the date of termination of the employment relationship between Company and Executive or within the one (1) year period of time prior thereto.

5.	Covenant-Not-To-Compete. During the Restrictive Period, Executive shall not, and shall not encourage or permit any of her Affiliates, or any other Person, directly or indirectly, to:

5.1	engage in competition with, or acquire a direct or indirect interest or an option to acquire such an interest in any Person engaged in competition with Company’s Business anywhere in the world (other than an interest of not more than five percent (5%) of the outstanding stock of any publicly traded company);

5.2	serve as a director, officer, employee, consultant, agent or representative of, or furnish information to, or otherwise facilitate in any way the efforts of, any Person engaged in competition with Company’s Business anywhere in the world;

5.3	solicit, employ, interfere with or attempt to entice away from Company or any Affiliate of Company any Person who has been employed or was engaged by Company or any such Affiliate in an executive, scientific or technical capacity in connection with the conduct of Company’s business within one year prior to such solicitation, employment, interference or enticement; or

5.4	approach for any business or commercial purpose that competes with Company’s Business, solicit or deal with any Person who at any time during the twelve (12) months immediately preceding the Exit Date:

(a)	was a customer, client, supplier, agent or distributor of Company or any Affiliate;

(b)	was a customer, client, supplier, agent or distributor of Company or any Affiliate with whom employees reporting to or under Executive’s direct control had personal contact on behalf of Company or any Affiliate; or

(c)	was a Person with whom Executive had regular, substantial or a series of business dealings on behalf of Company or any Affiliate (whether or not a customer, client, supplier, agent or distributor of Company or any Affiliate).

The Restrictive Period shall be automatically extended for any period of time during which the Executive has breached, or threatened to breach, any provisions hereof. The geographic scope of the covenants not to compete set forth in this Section 5 shall be worldwide and Executive acknowledges that the business of Company and its Affiliates is worldwide and therefore the geographic scope of such covenants is reasonable and necessary to protect the interests of Company.

6.	Benefits Payable Upon Termination of Employment.

6.1	Except as specifically provided in this Agreement or required by applicable law, upon termination of the employment relationship between Company and Executive, all duties and obligations of Company to Executive and all rights, remedies, compensation, Benefits, privileges, grants and options of Executive shall cease and terminate as of the Exit Date.

6.2	Executive shall be entitled to the compensation and benefits specified in Section 6.3 hereof if Executive’s employment by Company is terminated by Company, other than by reason of any of the events set forth in Section 6.4 below.

6.3	Upon termination of employment as set forth in Section 6.2 hereof, Executive shall be entitled to the following:

(a)	Compensation. Executive shall be entitled to Base Salary payable in installments and in such amounts as were in effect on the date of termination of Executive’s employment shall continue until the earlier of (i) one (1) year after the date the employment relationship between Company and Executive ends, or (ii) Executive becomes employed or engaged on a full-time basis.

(b)	Employee Benefits. Executive shall be entitled to a continuation of all medical, dental and life insurance benefits in the same manner and amount to which Executive was entitled on the date of termination of Executive’s employment until the earlier of (i) one (1) year after termination of Executive’s employment by Company or its Affiliates, or (ii) Executive’s eligibility for similar benefits with any new employer or other Person.

6.4	Executive shall not be entitled to any compensation or Benefits of any nature, including without limitation those referred in Section 6.3 of this Agreement, in the event that the employment relationship between Company and Executive ends by reason of: death; Executive’s inability to perform fully her duties and responsibilities to Company to the full extent required by the Board by reason of illness, injury or incapacity for one hundred thirty (130) days in the aggregate during any period of twelve (12) consecutive calendar months; Executive’s conviction of any misdemeanor or felony pertaining to or involving dishonesty, harassment or violence; Executive’s willful misconduct; Executive’s refusal to implement or observe any directive of the CEO or the Board; Executive’s breach, violation or default of any of the representations, duties or obligations imposed upon Executive pursuant to this Agreement and the failure to cure the same as permitted by this Agreement; Executive’s failure to fully perform such performance standards as shall be determined from time to time by the Board; or a good faith determination by the Board or Company’s outside accountants that

Company is insolvent using the balance sheet test or is unable to pay its debts as they mature.

6.5	Upon termination of Executive’s employment for any reason, all Company property shall be returned by Executive to Company within three (3) days of such termination. All other compensation and Benefits of any nature provided by Company not otherwise addressed in this Agreement shall terminate as of the date of termination of Executive’s employment.

7.	Inventions Company Property.

7.1	In this Agreement, the term “Inventions” includes inventions, ideas, techniques, methods, developments, improvements and all other forms of intellectual property. All rights in Inventions which Executive conceives, makes or obtains either alone or with others during her employment by Company (both before and after the date of this Agreement) and within six months after her employment ends, are and shall be the property of Company except as set forth in Section 7.2 hereof.

7.2	This Agreement does not apply to Inventions that Company determines in its sole discretion to be unrelated to any matter of actual or potential interest to Company unless they are conceived, made or obtained in the course of her employment or with the use of the time, material or facilities of Company. This Agreement also does not apply to Inventions conceived, made or obtained by Executive before her employment by Company, a complete listing of which is attached hereto as Exhibit “B” which is incorporated herein by reference.

7.3	Executive shall make full and prompt disclosure to Company of all Inventions that are defined by this Section 7 to be Company’s property. At Company’s request and expense (but without additional compensation to Executive), Executive shall at any time take such actions as Company reasonably considers necessary to obtain or preserve Company’s rights in such Inventions. These actions may include, but are not necessarily limited to, signing and delivering applications, assignments and other papers and testifying in legal proceedings.

8.	Confidential Information. Executive shall not, during or after her employment with Company, use for herself or others, or disclose to others, any formulae, trade secrets, customer lists, know-how, Inventions which are Company’s property, or other confidential matters of Company or its Affiliates unless authorized in writing to do so by Company or its Affiliates. Executive understands that these matters are kept confidential and secret by Company, would be of great value to competitors, and would harm Company if known to competitors. As used in this Agreement, the phrase “confidential matters of Company” includes all information of a technical, commercial or other nature and that any information not made available to the general public is to be considered confidential.

9.	Remedies. Upon any breach, violation or default by either party to this Agreement (“Defaulting Party”) of any of the representations, duties or obligations imposed upon such Defaulting

Party pursuant to this Agreement, and the failure of such Defaulting Party to cure such breach, violation or default within ten (10) days of the date of the giving of notice by the other party to this Agreement (“Non-Defaulting Party”), the Non-Defaulting Party shall have all rights and remedies which are contained in this Agreement and all other rights and remedies which are at law, in equity or by statute permitted or provided, all such rights and remedies to be cumulative and concurrent.

10.	Disability Payments. In the event that Company shall obtain or procure any disability or similar insurance which makes payments to Executive (“Disability Payments”) on account of Executive being unable to perform her duties and obligations to Company by reason of illness, injury or incapacity, the aggregate amount of such Disability Payments shall constitute a credit on a dollar for dollar basis against all amounts, including without limitation Base Salary, owing by Company to Executive and shall decrease on a dollar for dollar basis such amounts owing by Company, and Company shall be released to such extent. Nothing contained in this Section shall impose any duty or obligation upon Company to obtain any such insurance.

11.	Papers. All correspondence, memoranda, notes, records, reports, drawings, lists, photographs, plans and other papers and items received or made by Executive in connection with her employment by Company shall be the property of Company. Executive shall deliver all such materials, and all copies thereof in whatever form stored, to Company upon request of Company and, even if it does not request, when her employment by Company ends.

12.	Enforcement. Executive acknowledges that any breach, violation or default by Executive of any of the representations, duties or obligations imposed upon Executive pursuant to this Agreement shall cause Company immediate and irreparable harm for which Company’s remedies at law (such as money damages) will be inadequate. Company shall have the right, in addition to any other rights it may have, to obtain an injunction to restrain any breach or threatened breach of this Agreement Should any provision of this Agreement be adjudged to any extent invalid by any competent tribunal, that provision shall be deemed modified to the extent necessary to make it enforceable. Company may contact any Person with or for whom Executive works after her employment by Company ends and may send that Person a copy of this Agreement.

13.	Binding Effect. Executive’s undertakings hereunder shall bind her and her heirs and legal representatives regardless of (a) the duration of her employment by Company, (b) any change in her duties or the nature of her employment, (c) the reasons for or manner of termination of her employment, and (d) the amount of her compensation. The duties and responsibilities of Executive to Company are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. Company shall have the absolute right to assign all or any part of this Agreement without the consent of Executive. In the event of any assignment by Company of this Agreement, Company’s assignee shall have the right to enforce each of the provisions of this Agreement, including without limitation Sections 4, 5,7, 8, 9 and 12 of this Agreement and in such event, as used in this Agreement, “Company” shall include without limitation any assignee or other successor to its business or assets.

14.	Miscellaneous. This Agreement (a) establishes an at will employment relationship between Company and Executive and shall in no way bind Executive or Company to a specific term of employment, (b) supersedes all prior understandings, discussions, negotiations, correspondence and other writings and constitutes the entire understanding between Company and Executive about the subject matter covered by this Agreement, (c) may be modified or varied only in writing signed by Company and Executive, (d) shall survive the termination of the employment relationship between Company and Executive, (e) is subject to a contingent and conditioned upon approval by the Board and shall not be binding upon Company unless and until such approval by the Board is given, and (f) will be governed by the Pennsylvania law without giving effect to any conflict of laws provisions.

IN WITNESS WHEREOF, and INTENDING TO BE LEGALLY BOUND HEREBY, the parties to this Agreement have executed this Agreement as of the 6 day of June, 2003.

INNOCOLL, INC.

BY:	/s/ Paul Oxholm
TITLE: President

/s/ Denise P. Carter
DENISE P. CARTER

EXHIBIT LIST

Exhibit “A”	-	Competing Companies

Exhibit “B”	-	Prior Inventions

Exhibit “A”

Competing Companies

[TBC]

Exhibit “B”

Prior Inventions

None